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                                    EXHIBIT 99.2

                                  WESTERN BANCORP


WESTERN BANCORP

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PRESS RELEASE
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Western Bancorp (NASDAQ: WEBC)
4100 Newport Place, Suite 900
Newport Beach, California 92660
Contacts:      Matthew P. Wagner
               President and Chief Executive Officer
Phone:         310/477-2402 x 134
Fax:           310/231-0321

FOR IMMEDIATE RELEASE

DAVID I. RAINER NAMED PRESIDENT & CEO OF SANTA MONICA BANK

February 10, 1999

David I. Rainer has been appointed President and Chief Executive Officer of Santa Monica Bank, a wholly-owned subsidiary of Newport Beach-based Western Bancorp.

Rainer, 41, joins Santa Monica Bank from Pacific Century Bank (formerly California United Bank), where he served as President and Chief Executive Officer. During his six-year tenure at Pacific Century, Rainer built a strong regional presence for the company and a widely-admired business banking practice. Previously, he held commercial banking positions at Security Pacific Bank and Wells Fargo Bank.

"David brings considerable strength to Santa Monica Bank," said Matthew P. Wagner, President and Chief Executive Officer of Western Bancorp. "Under his leadership, we expect to substantially grow our business banking capabilities and enhance the delivery and market penetration of our established product lines and services."

Rainer holds a M.B.A. degree from the University of Southern California, and a B.S. degree in Finance from California State University at Northridge.

Santa Monica Bank, which was acquired by Western Bancorp in January 1998, has assets of approximately $1.5 billion. The Bank serves retail and business clients in Santa Monica, Westwood, Malibu, Marina Del Rey, Beverly Hills, Century City, Encino, Culver City, West Hollywood and Glendale with 16 branch locations and specialized trust and investment management services.

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Western Bancorp, with assets of approximately $2.6 billion, also owns Southern
California Bank and Pacific National Bank, which it expects to merge into Southern California Bank in February 1999. Southern California Bank serves southern Los Angeles, Orange and San Diego Counties with 15 branches and specialized escrow services and asset-based lending. The holding company acquired Bank of Los Angeles and Pacific National Bank during the fourth quarter 1998, and is merging these companies into their existing operations.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve inherent risks and uncertainties. Western Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which Western Bancorp and its subsidiaries operate, inflation or deflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating Santa Monica Bank, Western Bank, Southern California Bank, the Bank of Los Angeles and Pacific National Bank.

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